EXHIBIT 99.1

CVB Financial Corp.

701 North Haven Ave., Suite 350

Ontario, CA 91764

(909) 980-4030

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports First Quarter Earnings for 2013

•	Net earnings were $21.6 million for the first quarter of 2013, or $0.21 per diluted share.

•

Allowance for credit losses represented 2.89% of total non-covered loans and leases. Non-performing loans totaled $55.1 million, or 1.73% of total non-covered loans and leases, at March 31, 2013, compared to $58.0 million at December 31, 2012.

•	Noninterest bearing deposits totaled $2.37 billion (50.5% of total deposits).

•	CVBF redeemed $20.6 million in junior subordinated debentures in January 2013 and an additional $20.6 million in early April 2013.

Ontario, CA, April 17, 2013-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the first quarter of 2013.

CVB Financial Corp. reported net income of $21.6 million for the first quarter of 2013, compared with net income of $22.3 million for the first quarter of 2012. Diluted earnings per share were $0.21 for the first quarter of 2013, compared to $0.21 for the same period last year. Net income for the first quarter of 2013 included a net pre-tax gain of $2.1 million on the sale of investment securities, and a $1 million accrual for potential interest and penalties associated with prior years’ federal and state income tax returns.

During the first quarter of 2013, the Company elected to redeem $20.6 million in junior subordinated debentures bearing interest at the time of redemption at 3.15%, or 2.85% above the 90-day LIBOR. The company also elected to repay an additional $20.6 million in junior subordinated debentures in early April 2013, bearing interest at the same rate. These repayments were made to reduce future funding costs. It is estimated that annualized net savings will be $1.2 million for the $41.2 million in total of trust preferred redemptions.

Operating results for the first quarter of 2013 reflected zero loan loss provision.

Chris Myers, President and CEO commented “I am pleased with the overall financial results given the interest rate headwinds we are facing. Our banking professionals are working hard to achieve positive quarter-over-quarter loan growth, but remain challenged by modest loan demand from our clients. Our ability to produce higher earnings will be greatly influenced by our ability to grow loans and future merger and acquisition opportunities.”

Net income for the first quarter of 2013 produced a return on beginning equity of 11.49%, a return on average equity of 11.32%, and a return on average assets of 1.38%. The efficiency ratio for the first quarter of 2013 was 50.21%, compared to 47.31% for the first quarter of 2012.

The Company reported net income of $21.6 million for the three months ended March 31, 2013. This represents a decrease of $653,000, or 2.93%, when compared with $22.3 million in net income reported for the first quarter of 2012. Diluted earnings per share were $0.21 for the first quarter of 2013 and 2012.

Interest income and fees on loans for the first quarter of 2013 totaled $46.0 million, which included $4.4 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represents a decrease of $4.7 million, or 9.22%, when compared to interest income on loans of $50.7 million, which included $4.7 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans, for the same period of 2012.

Our credit loss experience on loans acquired from the SJB acquisition continued to improve during the first quarter of 2013. At March 31, 2013, the remaining discount associated with the SJB loans approximated $20.9 million. Based on the current forecast of expected cash flows, approximately $13.2 million of the discount is expected to accrete into interest income over the remaining lives of the loans. The FDIC loss sharing asset totaled $14.2 million at March 31, 2013. The loss sharing asset will continue to be reduced by loss claims submitted to the FDIC. The remaining balance will be amortized on the same basis as the discount, not to exceed the remaining life of the loss share contract of approximately 1.5 years.

Noninterest income was $6.7 million for the first quarter of 2013, compared with $5.7 million for the fourth quarter of 2012 and $5.3 million for the first quarter of 2012. Noninterest income for 2013 increased primarily due to a $2.1 million net pre-tax gain on the sale of investment securities with a par value of $94.2 million that were experiencing accelerated prepayment speeds, resulting in a deterioration in yield. We did not recognize any gains or losses for the fourth quarter of 2012. The net gain on sale of securities was somewhat offset by a $4.0 million net decrease in the FDIC loss sharing asset, compared to a $2.6 million net decrease for the fourth quarter of 2012 and a $2.9 million net decrease in the first quarter of 2012.

Noninterest expense for the first quarter of 2013 was $30.8 million, an increase of $1.8 million over the fourth quarter of 2012 and an increase of $586,000 over the first quarter of 2012. The quarter-over-quarter increase was due to the release of $1.0 million in reserves for unfunded commitments during the fourth quarter of 2012, and a $1.0 million accrual for potential interest and penalties associated with previous years’ federal and state income tax returns.

Our efficiency ratio was 50.21% for the first quarter of 2013, compared to 47.22% for the fourth quarter of 2012, and 47.31% for the first quarter of 2012. As a percentage of average assets, noninterest expense was 1.97% for the first quarter of 2013, compared to 1.85% for the same period in 2012.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for credit losses, totaled $54.6 million for the first quarter of 2013, compared to $55.6 million for the fourth quarter of 2012 and $58.6 million for the first quarter of 2012.

Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.54% for the first quarter of 2013, compared to 3.60% for the fourth quarter of 2012, and 3.69% for the first quarter of 2012. Total average earning asset yields (excluding discount) decreased to 3.83% for the first quarter of 2013, from 3.87% for the fourth quarter of 2012, and 4.16% for the first quarter of 2012. Total cost of funds decreased to 0.31% for the first quarter of 2013, from 0.32% for the fourth quarter of 2012, and 0.52% for the first quarter of 2012.

Income Taxes

Our effective tax rate was 29.2% for the first quarter of 2013, compared with 31.7% for the prior quarter. Our effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from $1.4 million of enterprise zone tax credits reflected during the first quarter of 2013.

Assets

The Company reported total assets of $6.27 billion at March 31, 2013. This represents a decrease of $97.6 million, or 1.53%, from total assets of $6.36 billion at December 31, 2012. Earning assets of $5.94 billion at March 31, 2013 decreased $99.3 million, or 1.65%, when compared with $6.04 billion at December 31, 2012. The decrease in earning assets during the first quarter of 2013 was primarily due to a $79.3 million decrease in loans and a $58.8 million decrease in investment securities.

Investment Securities

Investment securities totaled $2.39 billion at March 31, 2013, down from $2.45 billion at December 31, 2012. During the first quarter we identified 13 securities with a par value of $94.2 million that were experiencing accelerated prepayment speeds that were causing an ongoing deterioration in yield. We elected to sell these securities and recognized a net gain on sale of $2.1 million dollars. We used the sale proceeds to reinvest in additional securities. As of March 31, 2013, we had a pre-tax unrealized gain of $60.8 million on our overall securities portfolio. $36.9 million of this unrealized gain is attributed to our municipal securities portfolio, and $23.9 million is attributed to the remainder of the portfolio, which is predominantly mortgage-backed securities (“MBS”).

MBS totaled $1.37 billion at March 31, 2013, down from $1.46 billion at 2012 year-end. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $2.0 million as of March 31, 2013, has had $1.8 million in net impairment loss to date since it was purchased in early 2008. No additional impairment was recorded for the first quarter of 2013.

Our municipal securities, totaling $624.8 million, are located within 27 states, and approximately $25.9 million, or 4.2%, are located within the state of California. Our largest concentrations of holdings are in New Jersey 14.1%, Michigan 12.4% and Illinois 10.3%. All municipal bond securities are performing.

During the first quarter of 2013, we purchased $159.2 million in MBS with an average yield of 1.81%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $8.2 million in municipal securities with an average tax-equivalent yield of 3.16%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.37 billion at March 31, 2013, decreased by $79.3 million, or 2.3%, from $3.45 billion at December 31, 2012. Quarter-over-quarter, non-covered loans and covered loans decreased by $62.8 million and $16.5 million, respectively. $49.1 million of the $62.8 million decrease in non-covered loans was attributed to our Dairy and Livestock lending sector. The majority of the decline in dairy loans was due to seasonality.

Deposits & Customer Repurchase Agreements

Deposits of $4.69 billion and customer repurchase agreements of $500.1 million totaled $5.19 billion at March 31, 2013. This represents a decrease of $61.0 million, or 1.16%, when compared with total deposits and customer repurchase agreements of $5.25 billion at December 31, 2012 and represents an increase of $28.6 million, or 0.55%, when compared with total deposits and customer repurchase agreements of $5.16 billion at March 31, 2012.

Noninterest-bearing deposits were $2.37 billion at March 31, 2013, a decrease of $54.3 million, or 2.24%, compared to $2.42 billion at December 31, 2012. At March 31, 2013, noninterest-bearing deposits were 50.50% of total deposits, compared to 50.71% at December 31, 2012.

Our average cost of total deposits was 0.11% for the three months ended March 31, 2013, compared to 0.14% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.12% for the three months ended March 31, 2013, compared to 0.17% for the same period last year.

FHLB Advances, Other Borrowings and Debentures

We had $199.0 million in FHLB advances at March 31, 2013, compared to $198.9 million at December 31, 2012.

At March 31, 2013, we had zero overnight borrowings, compared to $26.0 million at December 31, 2012.

At March 31, 2013, we had $46.4 million of junior subordinated debentures, compared to $67.0 million at December 31, 2012. On January 7, 2013, we redeemed $20.6 million, or 50%, of the outstanding capital and common securities issued by the Company’s trust subsidiary, CVB Statutory Trust II.

On April 7, 2013, we redeemed the remaining $20.6 million of the outstanding capital and common securities issued by CVB Statutory Trust II.

We took these actions to reduce funding costs.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for credit losses was $92.2 million at March 31, 2013, compared to $92.4 million at December 31, 2012. The decrease for the first quarter was due to $223,000 in net charge-offs. The allowance for credit losses was 2.89%, 2.84%, 2.85%, 2.89%, and 2.89% of total non-covered loans and leases outstanding at March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012, and March 31, 2012, respectively. There was zero provision for credit losses during the three months ended March 31, 2013 and all previous fiscal quarters dating back to and including March 31, 2012.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $55.1 million at March 31, 2013, or 1.73% of total loans. This compares to nonperforming loans of $58.0 million, or 1.78% of total loans at December 31, 2012. The $55.1 million in nonperforming loans at March 31, 2013 are summarized as follows: $10.6 million in commercial construction, $11.5 million in residential mortgages, $20.0 million in commercial real estate, $3.4 million in commercial and industrial, $9.4 million in dairy and livestock loans, and $226,000 in other loans. The $2.9 million decrease in nonperforming loans for the quarter was principally due to a $1.5 million decrease in non-performing residential real estate, a $1.1 million decrease in commercial real estate, and a $471,000 decrease in non-performing dairy and livestock loans. These decreases were partially offset by a $251,000 increase in non-performing commercial and industrial loans.

At March 31, 2013, we had $13.3 million in other real estate owned (“OREO”), a decrease of $1.5 million from $14.8 million at December 31, 2012. As of March 31, 2013, we had four OREO properties, compared to seven OREO properties at December 31, 2012. During the first quarter of 2013, we sold three properties with a carrying value of $1.4 million, realizing a net gain on sale of $136,000. There were no additions to OREO during the first quarter of 2013.

At March 31, 2013, we had loans delinquent 30 to 89 days of $4.7 million. This compares to $887,000 at December 31, 2012. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.15% at March 31, 2013 and 0.03% at December 31, 2012. All loans delinquent 90 days or more were categorized as nonperforming.

At March 31, 2013, we had $57.6 million in performing TDR loans, compared to $50.4 million in performing TDR loans at December 31, 2012, an increase of $7.2 million. In terms of number of loans, we had 44 performing TDR loans at March 31, 2013, compared to 34 performing TDR loans at December 31, 2012.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $68.5 million at March 31, 2013, $72.8 million at December 31, 2012, and $76.5 million at September 30, 2012.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2013, classified loans totaled $319.5 million, compared to $314.0 million at December 31, 2012. The $5.5 million period-over-period increase was due to an $8.0 million increase in classified loans related to our dairy and livestock portfolio.

San Joaquin Bank Asset Quality (Covered loans)

At March 31, 2013, we had $199.6 million of gross loans from SJB with a carrying value of $178.7 million, compared to $220.5 million of gross loans from SJB with a carrying value of $195.2 million at December 31, 2012. Of the gross loans, we had $25.3 million in nonperforming loans as of March 31, 2013 or 12.70%, compared to $27.9 million in nonperforming loans as of December 31, 2012, or 12.67%. We had two properties in OREO totaling $857,000, compared to three properties totaling $1.1 million at December 31, 2012. During the first quarter of 2013, there were two additions to OREO totaling $1.3 million. During the first quarter of 2013, we sold three OREO properties with a carrying value of $1.5 million, realizing a net gain of $376,000. 80% of these net gains are shared with the FDIC.

CitizensTrust

CitizensTrust has approximately $2.24 billion in assets under management and administration, including $1.68 billion in assets under management, as of March 31, 2013. Revenues were $2.0 million for the first quarter of 2013, compared to $2.2 million for the same period in 2012. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.3 billion. Citizens Business Bank serves 41 cities with 40 Business Financial Centers, five Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time tomorrow, April 18, 2013, to discuss the Company’s first quarter 2013 financial results.

To listen to the conference call, please dial (888) 317-6016. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 1, 2013 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10026572.

The conference call will also be simultaneously webcast over the Internet; please visit the Company’s website at www.cbbank.com and click on the Our Investors tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reform, taxes, banking, securities, employment, executive compensation, insurance, and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rate policies; changes in the amount and availability of deposit insurance; cyber-security threats including loss of system functionality or theft or loss of data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of mobile banking applications; the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and due from banks	$79,669	$87,274	$94,523
Interest-earning balances due from Federal Reserve Bank	55,609	11,157	181,795

Total cash and cash equivalents	135,278	98,431	276,318
Interest-earning balances due from depository institutions	70,000	70,000	60,000
Investment securities available-for-sale	2,390,673	2,449,387	2,372,729
Investment securities held-to-maturity	1,975	2,050	2,280
Investment in stock of Federal Home Loan Bank (FHLB)	50,981	56,651	69,222

Non-covered loans held-for-sale	—	—	630
Covered loans held-for-sale	—	—	3,771
Non-covered loans and lease finance receivables	3,189,514	3,252,313	3,186,013
Allowance for credit losses	(92,218)	(92,441)	(91,922)

Net non-covered loans and lease finance receivables	3,097,296	3,159,872	3,094,091

Covered loans and lease finance receivables, net	178,694	195,215	241,943
Premises and equipment, net	34,886	35,080	35,624
Intangibles	2,950	3,389	4,731
Goodwill	55,097	55,097	55,097
Bank owned life insurance	120,476	119,744	116,878
FDIC loss sharing asset	14,230	18,489	55,193
Other assets	113,231	99,959	117,576

TOTAL ASSETS	$6,265,767	$6,363,364	$6,506,083

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,366,719	$2,420,993	$2,120,382
Investment checking	307,020	323,159	327,741
Savings and money market demand	1,300,521	1,315,668	1,435,082
Time deposits	711,901	714,167	796,902

Total deposits	4,686,161	4,773,987	4,680,107
Customer repurchase agreements	500,115	473,244	477,568
FHLB advances	199,002	198,934	448,730
Other borrowings	—	26,000	—
Junior subordinated debentures	46,393	67,012	108,250
Other liabilities	65,884	61,217	61,421

Total liabilities	5,497,555	5,600,394	5,776,076

Stockholders’ Equity:
Stockholders’ equity	732,959	719,719	688,580
Accumulated other comprehensive income, net of tax	35,253	43,251	41,427

Total stockholders’ equity	768,212	762,970	730,007

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,265,767	$6,363,364	$6,506,083

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2013	2012
Assets:
Cash and due from banks	$101,819	$138,289
Interest-earning balances due from Federal Reserve Bank	22,205	224,346

Total cash and cash equivalents	124,024	362,635

Interest-earning balances due from depository institutions	70,000	60,000
Investment securities available-for-sale	2,416,302	2,291,320
Investment securities held-to-maturity	1,977	2,292
Investment in stock of Federal Home Loan Bank (FHLB)	56,336	72,194

Non-covered loans held-for-sale	75	1,753
Covered loans held-for-sale	—	5,692
Non-covered loans and lease finance receivables	3,197,413	3,176,919
Allowance for credit losses	(92,258)	(93,785)

Net non-covered loans and lease finance receivables	3,105,155	3,083,134

Covered loans and lease finance receivables, net	180,337	249,406
Premises and equipment, net	35,226	36,087
Intangibles	3,151	5,068
Goodwill	55,097	55,097
Bank owned life insurance	119,991	116,428
FDIC loss sharing asset	17,384	58,310
Other assets	151,554	159,958

TOTAL	$6,336,609	$6,559,374

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,322,640	$2,079,571
Interest-bearing	2,345,731	2,567,436

Total deposits	4,668,371	4,647,007
Customer repurchase agreements	533,992	539,189
FHLB advances	198,977	448,704
Other borrowings	26,652	—
Junior subordinated debentures	46,992	108,624
Other liabilities	87,143	86,137

Total liabilities	5,562,127	5,829,661

Stockholders’ equity:
Stockholders’ equity	731,320	688,245
Accumulated other comprehensive income, net of tax	43,162	41,468

Total stockholders’ equity	774,482	729,713

TOTAL	$6,336,609	$6,559,374

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Interest income:
Loans held-for-sale	$1	$4
Loans and leases, including fees	41,653	46,028
Accretion on acquired loans	4,393	4,692

Total loans and leases, including fees	46,047	50,724
Investment securities:
Taxable	6,747	9,170
Tax-advantaged	5,541	5,796

Total investment income	12,288	14,966
Dividends from FHLB stock	343	90
Federal funds sold & interest-earning CDs	135	285

Total interest income	58,813	66,065
Interest expense:
Deposits	1,241	1,653
Borrowings and junior subordinated debentures	2,983	5,810

Total interest expense	4,224	7,463

Net interest income before provision for credit losses	54,589	58,602
Provision for credit losses	—	—

Net interest income after provision for credit losses	54,589	58,602
Noninterest income:
Service charges on deposit accounts	3,826	4,124
Trust and investment services	2,005	2,185
Gain on sale of investment securities, net	2,094	—
Decrease in FDIC loss sharing asset	(4,023)	(2,944)
Other	2,843	1,891

Total noninterest income	6,745	5,256
Noninterest expense:
Salaries and employee benefits	17,300	16,721
Occupancy	2,622	2,847
Equipment	1,060	1,101
Professional services	1,596	1,991
Amortization of intangible assets	438	816
OREO expense	330	730
Other	7,452	6,006

Total noninterest expense	30,798	30,212

Earnings before income taxes	30,536	33,646
Income taxes	8,921	11,378

Net earnings	$21,615	$22,268

Basic earnings per common share	$0.21	$0.21

Diluted earnings per common share	$0.21	$0.21

Dividends declared per common share	$0.085	$0.085

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012

Interest income - (Tax-Effected) (te)	$60,845	$68,238
Interest expense	4,224	7,463

Net Interest income - (te)	$56,621	$60,775

Return on average assets, annualized	1.38%	1.37%
Return on average equity, annualized	11.32%	12.27%
Efficiency ratio [1]	50.21%	47.31%
Noninterest expense to average assets	1.97%	1.85%
Yield on average earning assets (te)	4.15%	4.53%
Yield on average earning assets (te) excluding discount	3.83%	4.16%
Cost of deposits	0.11%	0.14%
Cost of deposits and customer repurchase agreements	0.12%	0.17%
Cost of funds	0.31%	0.52%
Net interest margin (te)	3.86%	4.04%
Net interest margin (te) excluding discount	3.54%	3.69%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	104,564,551	104,303,158
Diluted	104,810,295	104,499,932
Dividends declared	$8,912	$8,903
Dividend payout ratio [2]	41.23%	39.98%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding-EOP	104,903,107	104,707,012
Book value per share	$7.32	$6.97
Tangible book value per share	$6.77	$6.40

	March 31,
(Non-covered loans)	2013	2012
Nonperforming assets:
Non-accrual loans	$25,563	$36,692
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (non-performing)	29,566	18,620
Other real estate owned (OREO), net	13,341	11,427

Total non-performing assets	$68,470	$66,739

Troubled debt restructured performing loans	$57,591	$41,873

Percentage of non-performing assets to total loans outstanding and OREO	2.14%	2.09%

Percentage of non-performing assets to total assets	1.09%	1.03%

Allowance for loan losses to non-performing assets	134.68%	137.73%

Net charge-offs to average loans	0.01%	0.06%

Allowance for credit losses:
Beginning balance	$92,441	$93,964
Total loans charged-off	(546)	(2,356)
Total recoveries on loans previously charged-off	323	314

Net loans charged-off	(223)	(2,042)
Provision charged to operating expense	—	—
Allowance for credit losses at end of period	$92,218	$91,922

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2013		2012		2011
Quarter End	High	Low	High	Low	High	Low
March 31,	$12.30	$10.42	$11.97	$9.99	$9.32	$7.83
June 30,			$11.92	$10.16	$9.94	$8.18
September 30,			$12.95	$11.35	$10.00	$7.41
December 31,			$12.17	$9.43	$10.27	$7.28

Quarterly Consolidated Statements of Earnings

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Interest income
Loans, including fees	$46,047	$47,206	$52,604	$55,219	$50,724
Investment securities and other	12,766	12,927	13,241	14,960	15,341

	58,813	60,133	65,845	70,179	66,065

Interest expense
Deposits	1,241	1,306	1,398	1,554	1,653
Other borrowings	2,983	3,183	4,703	5,665	5,810

	4,224	4,489	6,101	7,219	7,463

Net interest income before provision for credit losses	54,589	55,644	59,744	62,960	58,602
Provision for credit losses	—	—	—	—	—

Net interest income after provision for credit losses	54,589	55,644	59,744	62,960	58,602

Non-interest income	6,745	5,729	2,626	2,292	5,256
Non-interest expense	30,798	28,979	29,641	28,949	30,212
Debt termination	—	—	20,379	—	—

Earnings before income taxes	30,536	32,394	12,350	36,303	33,646
Income taxes	8,921	10,258	3,093	12,684	11,378

Net earnings	$21,615	$22,136	$9,257	$23,619	$22,268

Basic earning per common share	$0.21	$0.21	$0.09	$0.23	$0.21
Diluted earnings per common share	$0.21	$0.21	$0.09	$0.23	$0.21

Dividends declared per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends declared	$8,912	$8,917	$8,909	$8,913	$8,903

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Distribution of Loan Portfolio

	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Commercial and industrial	$558,255	$573,571	$554,000	$546,730	$521,779
Real Estate:
Construction	56,764	61,300	72,485	74,760	77,385
Commercial real estate	2,156,267	2,169,535	2,206,339	2,166,776	2,223,533
SFR mortgage	163,343	160,703	159,730	161,524	167,465
Consumer	50,083	53,894	54,148	55,674	58,613
Municipal lease finance receivables	109,727	105,767	109,005	109,816	114,792
Auto and equipment leases	12,422	12,716	13,302	15,137	17,105
Dairy and livestock	278,502	327,579	288,437	281,027	286,027
Agribusiness	11,240	14,732	12,193	15,820	12,216

Gross loans	3,396,603	3,479,797	3,469,639	3,427,264	3,478,915
Less:
Purchase accounting discount	(20,908)	(25,344)	(28,590)	(36,502)	(45,456)
Deferred net loan fees	(7,487)	(6,925)	(6,337)	(5,707)	(5,503)
Allowance for credit losses	(92,218)	(92,441)	(92,067)	(91,892)	(91,922)

Net loans	$3,275,990	$3,355,087	$3,342,645	$3,293,163	$3,336,034

Covered loans, net	$178,694	$195,215	$207,307	$210,147	$241,943
Non-covered loans	3,097,296	3,159,872	3,135,338	3,083,016	3,094,091

Total net loans	$3,275,990	$3,355,087	$3,342,645	$3,293,163	$3,336,034

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands)

Nonperforming Assets & Delinquency Trends

(Non-Covered Loans)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Non-Performing Loans
Residential construction and land	$—	$—	$—	$—	$920
Commercial construction and land	10,620	10,663	17,708	17,904	8,349
Residential mortgage	11,561	13,102	12,321	12,469	13,129
Commercial real estate	19,964	21,039	21,354	23,084	27,238
Commercial and industrial	3,387	3,136	3,896	4,622	4,082
Dairy and livestock	9,371	9,842	10,345	3,394	1,200
Agribusiness	—	—	—	—	—
Consumer	161	215	364	388	308
Auto and equipment leases	65	—	—	4	86

Total	$55,129	$57,997	$65,988	$61,865	$55,312

% of Total gross loans	1.73%	1.78%	2.04%	1.95%	1.74%

Past Due 30-89 Days
Residential construction and land	$—	$—	$—	$—	$—
Commercial construction and land	—	—	—	—	—
Residential mortgage	824	107	650	—	4,109
Commercial real estate	1,820	—	298	1,041	5,798
Commercial and industrial	2,026	690	286	176	1,317
Dairy and livestock	—	—	—	—	—
Agribusiness	—	—	170	—	—
Consumer	63	82	72	36	13
Auto and equipment leases	—	8	213	—	—

Total	$4,733	$887	$1,689	$1,253	$11,237

% of Total gross loans	0.15%	0.03%	0.05%	0.04%	0.35%

OREO
Residential construction and land	$—	$—	$—	$—	$—
Commercial construction and land	12,513	12,513	7,117	7,117	7,117
Commercial real estate	828	2,319	3,153	2,407	4,173
Commercial and industrial	—	—	203	203	137
Residential mortgage	—	—	—	667	—
Consumer	—	—	—	—	—
Auto and equipment leases	—	—	—	—	—

Total	$13,341	$14,832	$10,473	$10,394	$11,427

Total nonperforming, past due, and OREO	$73,203	$73,716	$78,150	$73,512	$77,976

% of Total gross loans	2.30%	2.27%	2.42%	2.32%	2.45%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended March 31, 2013, and 2012 include a yield adjustment of $4.4 million, and $4.7 million, respectively, related to discount accretion on covered loans. As a result, these yield adjustments are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended March 31,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$5,944,645	$60,845	4.15%	$6,083,922	$68,238	4.53%
Discount on acquired loans	24,075	(4,393)		50,155	(4,692)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$5,968,720	$56,452	3.83%	$6,134,077	$63,546	4.16%

Net interest income and net interest margin (TE)		$56,621	3.86%		$60,775	4.04%
Yield adjustment to interest income from discount accretion		(4,393)			(4,692)

Net interest income and net interest margin (TE), excluding yield adjustment		$52,228	3.54%		$56,083	3.69%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2013.

March 31, 2013
(Dollars in thousands)

Stockholders’ equity	$768,212
Less: Goodwill	(55,097)
Less: Intangible assets	(2,950)

Tangible book value	$710,165
Common shares issued and outstanding	104,903,107

Tangible book value per share	$6.77